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                                                              EXHIBIT 23(h)(iii)

                              WT INVESTMENT TRUST I

            COMPLIANCE, SUPPORT AND RECORDKEEPING SERVICES AGREEMENT

            THIS COMPLIANCE SUPPORT AND RECORDKEEPING SERVICES AGREEMENT (this "Agreement") is made the 1st day of October, 2004, by and between WT Investment Trust I, a Delaware business trust ("Trust"), and Rodney Square Management Corporation ("RSMC"), a Delaware corporation, and a wholly owned subsidiary of Wilmington Trust Corporation.

            WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company with multiple investment series as listed on Schedule A attached hereto, as may be amended from time to time (each a "Series"), and which has engaged multiple investment advisers and sub-advisers to provide investment advisory services to the Series; and

            WHEREAS, RSMC is a registered investment adviser pursuant to the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated there under (the "Advisers Act"), and acts as an investment adviser to certain Series of the Trust pursuant to a written investment advisory agreement dated November 1, 1999; and

            WHEREAS, the Trust must designate, pursuant to Rule 38a-1 under the 1940 Act, one individual to be responsible for administering the Trust's compliance policies and procedures, and that such person may be employed by RSMC; and

            WHEREAS, the Trust is required under Rule 31a-2(a)(6) under the 1940 Act to preserve documents and other written information considered by the Board of Trustees of the Trust (the "Board") in connection with its approval or renewal of investment advisory agreements; and

            WHEREAS, the Trust wishes, in light of the foregoing, to engage RSMC to provide certain compliance, support and recordkeeping services to the Series, separate from its advisory services, and RSMC wishes to furnish such services;

            NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the Trust and RSMC agree as follows:

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1.    ENGAGEMENT.

      (a) The Trust hereby engages RSMC to perform the services, including recordkeeping, described in this Agreement for the Trust.

      (b) RSMC hereby accepts such engagement by the Trust, and will furnish the services and discharge the duties set forth in this Agreement upon the terms and conditions hereinafter set forth.

      (c) RSMC shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Trust or its Series in any way or otherwise be deemed an agent of the Trust or its Series.

2.    SERVICES. RSMC shall:

      (a) Employ an individual suitable to the Board to fulfill the role of Chief Compliance Officer of the Trust, as such title is used in Rule 38a-1 under the 1940 Act; and make available such other appropriate individuals employed by RSMC or its affiliates to serve as officers of the Trust, if requested and elected by the Board.

      (b)   Provide:

            (i) Non-investment related statistical and research data as may be requested by the Board, including those Trustees of the Trust who are not "interested persons" of the Trust (as such term is defined in the 1940 Act) (hereinafter the "Independent Trustees");

            (ii) Executive and administrative services to support the Independent Trustees, including the Independent Trustee serving as the Chairman of the Board (the "Independent Chair," at such time as the Trust must have an Independent Chair in order to rely on certain exemptive rules under the 1940 Act) , in order to carry out their duties, as contemplated in Rule 0-1(7) under the 1940 Act; and

            (iii) The recordkeeping services described below in Section 3.

      (c) Furnish support for the Trust's Secretary in the performance of any or all of his or her duties as the same may be assigned or modified, from time to time, by the Board, Independent Chair or President of the Trust. As of the date of this Agreement, such duties include the following:

            (i) Assisting in the preparation and coordination of all annual calendars, periodic notices, agendas, minutes, reports and other materials necessary for the timely and efficient conduct of the meetings of the Board and shareholders of the Trust;

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            (ii)  Assisting in the preparation and coordination of the filing, printing and distribution, as necessary, of preliminary and definitive proxy solicitation materials, annual and semi-annual reports to shareholders, post-effective amendments to the Trust's registration statement, including mailing of trustees and officers questionnaires, and such other regulatory filings as required under the 1940 Act;

            (iii) Arranging for and coordinating fulfillment with the Fund's financial printer or person responsible for fulfillment of the Series' prospectuses as required to meet demand;

            (iv) Arranging for and securing, timely and compliant renewal and maintenance of all required fidelity bonds and, as instructed, other insurance policies for the protection of the Trust, its officers and/or Board;

            (v) Aiding the Trust's President in preparing letters or other correspondence to be included in reports or other communications with Trust shareholders;

            (vi) Serving as principal point of contact, on behalf of the Trust, with the Trust's distributor regarding the retention of specific dealers, and the advance review and approval of the use of specific advertising and sales literature by the distributor for the purpose of selling the Trust's shares; and

            (vii) Serving as principal point of contact, on behalf of the Trust, with the Trust's other service providers, including but not limited to, the investment advisers (not including sub-advisers) administration and accounting services agent, transfer agent, distributor, custodian(s), auditor(s) and legal counsel.

3.    RECORDKEEPING AND OTHER INFORMATION.

      (a) RSMC shall create, maintain and preserve all necessary records in accordance with all applicable laws, rules and regulations, including, but not limited to, records required by Sections 17(g), 17(j) and 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions (described above) to be provided by it and not otherwise created and maintained by another party pursuant to contract with the Trust, provided that RSMC may preserve certain records which are maintained by another party as is prudent or advisable in connection with a program for disaster recovery, or at the direction of the Board.

      (b) All such records shall be the property of the Trust at all times and shall be available for inspection and use by the Trust. Copies of such records shall be furnished to the Trust or its authorized representatives at and upon the Trust's request and expense.

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Where applicable, such records shall be maintained and preserved by RSMC for the periods and in the places required by Rules 17j-1 and 31a-2 under the 1940 Act.

      (c) In furtherance, and not in limitation, of the foregoing, RSMC shall also preserve all original Trust governance related documents, including, but not limited to, the Declaration of Trust, By-laws, Committee Charters; all Board and Committee notices, agendas, minutes and written consents as well as all notices, agendas and minutes of meetings of shareholders; all original agreements and contracts entered into by the Trust; and any documents or other written information considered by the Trustees pursuant to Section 15(c) of the 1940 Act in approving the terms or renewal of a contract or agreement between the Trust and investment advisers, including sub-advisers.

      4. AUDIT, INSPECTION AND VISITATION. RSMC shall make available during regular business hours all records and other data created, maintained and preserved pursuant to the foregoing provisions of this Agreement for reasonable audit and inspection by the Trust, any person retained by the Trust, or any regulatory agency having authority over the Trust.

      5. COMPENSATION. As compensation for services rendered by RSMC during the term of this Agreement, the Trust, on behalf of each Series, will pay to RSMC a fee or fees as calculated and paid by the Trust in accordance with the attached Schedule A.

      6. LIABILITY OF RSMC OR AFFILIATES. RSMC and its affiliates and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except to the extent of a loss resulting from willful misfeasance, bad faith or gross negligence on their part in the performance of their obligations and duties under this Agreement. Any person, even though also an officer, partner, employee or agent of RSMC, or any of its affiliates or agents, who may be or become an officer of the Trust, shall be deemed, when rendering services to the Trust as such officer or acting on any business of the Trust as such officer (other than services or business in connection with RSMC's duties under this Agreement), to be rendering such services to or acting solely for the Trust and not as an officer, partner, employee or agent or one under the control or direction of RSMC or any of its affiliates or agents, even though paid by one of those entities.

      7.    AMENDMENT, DURATION, TERMINATION ETC.

      (a) Except as provided herein, the provisions of this Agreement may not be changed, waived, discharged or terminated orally, but only by written instrument that shall make specific reference to this Agreement and that shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

      (b) The provisions of this Agreement shall become effective at the open of business on date first written above and shall continue until the close of business on November 18, 2004; provided, however, that the foregoing provisions of this Agreement may be terminated immediately at any time for cause either by the Trust or by RSMC in the event that such cause shall have remained unremedied for a reasonable period of time

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considering the term of this Agreement (the "Cure Period") where such Cure
Period is set forth in a written notice which also sets forth with specificity such cause. Any such termination shall not affect the rights and obligations of the parties under Section 6 hereof.

      (c) In the even that the Trust designates a successor to any of RSMC's obligations hereunder, RSMC shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data created, maintained or preserved by RSMC under the foregoing provisions.

      8. ASSIGNMENT; BINDING EFFECT. This Agreement may not be assigned by either of the parties hereto without the prior written consent of the other party hereto. This Agreement shall be binding upon the inure to the benefit of the parties hereto and their permitted successors and assigns.

      9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with regard to services to be provided by RSMC to the Trust hereunder and supersedes all prior agreements or understandings between the Trust, RSMC or their agents with regard to such services.

      10. NOTICE. Any notice under this Agreement shall be given in writing addressed and delivered or mailed, postage prepaid, to the other party to this Agreement at its principal place of business.

      11. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      12. GOVERNING LAW. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the local laws of the State of Delaware.

      13. MISCELLANEOUS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in two counterparts, each of which taken together shall constitute one and the same instrument.

                            [Signature Page Follows.]

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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.

                                       WT INVESTMENT TRUST I

                                       By:    /s/ John R. Giles
                                              ----------------------------------
                                       Name:  John R. Giles
                                       Title: Vice President and Chief Financial
                                              Officer

                                       RODNEY SQUARE MANAGEMENT
                                       CORPORATION

                                       By:    /s/ Robert J. Christian
                                              ----------------------------------
                                       Name:  Robert J. Christian
                                       Title: President

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                                   SCHEDULE A
                                  FEE SCHEDULE

      For the compliance, support and recordkeeping services provided to the Trust on behalf of each Series of the Trust pursuant to the attached Agreement, the Trust shall pay RSMC:

            (1) An annual fee calculated on the average daily net asset value of each Series at the rate determined as follows:

                                                         ANNUAL FEE AS A % OF
         SERIES                                        AVERAGE DAILY NET ASSETS
         ------                                        ------------------------
PREMIER MONEY MARKET SERIES                .006% of the Series' average daily net assets.
PRIME MONEY MARKET SERIES                  .006% of the Series' average daily net assets.
U.S. GOVERNMENT SERIES                     .006% of the Series' average daily net assets.
TAX - EXEMPT SERIES                        .006% of the Series' average daily net assets.
SHORT/INTERMEDIATE SERIES                  .006% of the Series' average daily net assets.
BROAD MARKET BOND SERIES                   .006% of the Series' average daily net assets.
MUNICIPAL BOND SERIES                      .006% of the Series' average daily net assets.
SHORT-TERM INCOME SERIES                   .006% of the Series' average daily net assets.
LARGE CAP CORE SERIES                      .006% of the Series' average daily net assets.
WT LARGE CAP GROWTH SERIES                 .006% of the Series' average daily net assets.
LARGE CAP VALUE SERIES                     .006% of the Series' average daily net assets.
MID CAP SERIES                             .006% of the Series' average daily net assets.
MID CAP VALUE SERIES                       .006% of the Series' average daily net assets.
SMALL/MID CAP VALUE SERIES                 .006% of the Series' average daily net assets.
SMALL CAP GROWTH SERIES                    .006% of the Series' average daily net assets.
SMALL CAP VALUE SERIES                     .006% of the Series' average daily net assets.
INTERNATIONAL MULTI-MANAGER SERIES         .006% of the Series' average daily net assets.
REAL ESTATE SERIES                         .006% of the Series' average daily net assets.
LARGE CAP QUANTITATIVE SERIES              .006% of the Series' average daily net assets.
LARGE CAP MULTI-MANAGER SERIES             .006% of the Series' average daily net assets.
MID CAP QUANTITATIVE SERIES                .006% of the Series' average daily net assets.
MID CAP MULTI-MANGER SERIES                .006% of the Series' average daily net assets.
SMALL CAP QUANTITATIVE SERIES              .006% of the Series' average daily net assets.
SMALL CAP MULTI-MANAGER SERIES             .006% of the Series' average daily net assets.

The fee shall be calculated and paid monthly in arrears.

            (2) A fixed annual fee equal to one-half of three-fourths (i.e., three-eighths) of the annual total compensation package of the Chief Compliance Officer of the Trust, as such annual total compensation package is approved by the Board pursuant to its obligation under Rule 38a-1.

Dated: October 1, 2004